                                                                     Exhibit 2.2

                                                         TORYS DRAFT DATE 4/3/06


--------------------------------------------------------------------------------


                            STOCK PURCHASE AGREEMENT

                                  By and Among

                           VECTOR CC HOLDINGS IV, SRL

                                       and

                              WINZIP COMPUTING LLC

                                       and

                               CAYMAN LTD. HOLDCO


                                       and

                                COREL CORPORATION

                                  April -, 2006


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

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Article I             PURCHASE AND SALE OF SHARES.................................................    1

         Section 1.01          Purchase and Sale of WinZip Shares.................................    1
         Section 1.02          Cancellation of WinZip Options; Issuance of Corel Options..........    2


Article II            CONSIDERATION...............................................................    2

         Section 2.01          Consideration......................................................    2


Article III           REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE SELLER.........    3

         Section 3.01          Organization and Qualification.....................................    3
         Section 3.02          Authority; Binding Nature of Agreement.............................    3
         Section 3.03          No Conflict........................................................    4
         Section 3.04          Capitalization; Title to Shares....................................    4
         Section 3.05          Financial Statements...............................................    4
         Section 3.06          Absence of Undisclosed Liabilities.................................    5
         Section 3.07          Absence of Certain Changes.........................................    5
         Section 3.08          Litigation.........................................................    6
         Section 3.09          Compliance with Laws...............................................    6
         Section 3.10          Title to Assets....................................................    7
         Section 3.11          Real Property......................................................    7
         Section 3.12          Intellectual Property..............................................    8
         Section 3.13          Contracts..........................................................   11
         Section 3.14          Governmental Authorizations........................................   12
         Section 3.15          Tax Matters........................................................   12
         Section 3.16          Employee Matters...................................................   13
         Section 3.17          Environmental Matters; Health and Safety...........................   15
         Section 3.18          Related Party Transactions.........................................   16
         Section 3.19          Material Relationships.............................................   16
         Section 3.20          Sales Policies; Warranties.........................................   16
         Section 3.21          Brokers and Finders................................................   16
         Section 3.22          Additional Representations and Warranties of the Seller............   16
         Section 3.23          Material Misstatements or Omissions................................   16
         Section 3.24          Exclusive Representations and Warranties...........................   17


Article IV            REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE PURCHASER......   17

         Section 4.01          Authority; Binding Nature of Agreement.............................   17
         Section 4.02          Non-Contravention..................................................   18
         Section 4.03          Due Incorporation; Good Standing...................................   18
         Section 4.04          Corel Shares.......................................................   18
         Section 4.05          Additional Representations and Warranties of the Purchaser.........   18

                                TABLE OF CONTENTS

                                   (Continued)

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
Article V             ADDITIONAL COVENANTS AND AGREEMENTS OF THE SELLER AND WINZIP HOLDINGS.......   19

         Section 5.01          Publicity..........................................................   19
         Section 5.02          Confidential Information...........................................   19
         Section 5.03          Brokers and Finders................................................   19
         Section 5.04          Certain Filings....................................................   19
         Section 5.05          Company Information................................................   19
         Section 5.06          Further Assurances.................................................   20


Article VI            ADDITIONAL COVENANTS AND AGREEMENTS OF THE PURCHASER........................   20

         Section 6.01          Brokers and Finders................................................   20
         Section 6.02          Certain Filings....................................................   20
         Section 6.03          Nondisclosure......................................................   20
         Section 6.04          Further Assurances.................................................   21


Article VII           CERTAIN OTHER AGREEMENTS....................................................   21

         Section 7.01          Use of Name........................................................   21
         Section 7.02          Certain Tax Matters................................................   21
         Section 7.03          Access to Information..............................................   22
         Section 7.04          Conduct of Business Until Closing..................................   22
         Section 7.05          Negative Covenants.................................................   23
         Section 7.06          Non-Solicitation...................................................   23
         Section 7.07          Goodwill...........................................................   24
         Section 7.08          Restricted Property................................................   24
         Section 7.09          Termination........................................................   24


Article VIII          CLOSING.....................................................................   24

         Section 8.01          Time and Place of Closing..........................................   24
         Section 8.02          Conditions to Closing..............................................   25


Article IX            INDEMNIFICATION.............................................................   27

         Section 9.01          Indemnification of the Purchaser...................................   27
         Section 9.02          Indemnification of the Seller......................................   28
         Section 9.03          Survival of Representations and Warranties.........................   29
         Section 9.04          Additional Indemnification Provisions..............................   29


Article X             MISCELLANEOUS...............................................................   30

         Section 10.01         Expenses...........................................................   30
         Section 10.02         Notices............................................................   30
         Section 10.03         Entire Agreement...................................................   31

                                TABLE OF CONTENTS

                                   (Continued)

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
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
         Section 10.04         Severability.......................................................   31
         Section 10.05         Successors and Assigns.............................................   31
         Section 10.06         Governing Law......................................................   32
         Section 10.07         Waiver of Jury Trial...............................................   32
         Section 10.08         Counterparts.......................................................   32
         Section 10.09         Effect of Investigations...........................................   32
         Section 10.10         Waivers............................................................   32
         Section 10.11         No Third-Party Beneficiaries.......................................   32
         Section 10.12         Construction.......................................................   33
         Section 10.13         Preparation of Document............................................   33

ANNEXES

Annex A - Definitions
Annex B - WinZip Holdings Capitalization
Annex C - Corel Options

EXHIBITS

Exhibit A - Form of Corel Option
Exhibit B - Form of Registration Rights Agreement
Exhibit C - Form of Lockup Agreement

SCHEDULES

Seller Disclosure Schedule

                  THIS STOCK PURCHASE AGREEMENT made April -, 2006 by and among Cayman Ltd. Holdco, a Cayman Islands corporation ("WinZip Holdings"); Vector CC Holdings IV, SRL, a Barbados corporation (the "Seller"), the owner of all of the issued and outstanding shares of all classes of capital stock of WinZip Holdings (collectively, the "WinZip Shares"); Corel Corporation, a corporation existing pursuant to the federal laws of Canada (the "Purchaser"); and, for the purposes of Section 1.02 only, WinZip Computing LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of WinZip Holdings ("WinZip Computing"). Capitalized terms used herein and not defined in the specific
Section in which they are used shall have the meanings assigned to such terms in Annex A.

                              W I T N E S S E T H:

                  WHEREAS, the Company is engaged in the business of developing, selling, marketing and distributing compression utility software, including, without limitation, the Software Product (such activities and all incidental or related businesses of the Company being herein referred to as the "Business");

                  WHEREAS, the Seller is the holder of the number of WinZip Shares set forth opposite the Seller's name in Column C on Annex B, which WinZip Shares constitute all of the issued and outstanding shares of all classes of capital stock of WinZip Holdings;

                  WHEREAS, the persons set forth in Column A on Annex C (the "WinZip Optionholders") are the holders of certain options to purchase membership interests of WinZip Computing (the "WinZip Options"), which WinZip Options were granted pursuant to the WinZip Computing LLC 2005 Class B Unit Option Plan (the "WinZip Option Plan") and constitute all outstanding options to purchase membership interests of WinZip Computing;

                  WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, all of the WinZip Shares on the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, pursuant to the terms of the WinZip Option Plan, the transactions contemplated in this Agreement shall collectively constitute a "Corporate Transaction" and accordingly, the WinZip Options shall be converted into options to purchase common shares of the Purchaser (the "Corel Options").

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the Parties hereby agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

                  Section 1.01 Purchase and Sale of WinZip Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Seller shall sell, assign and convey to the

Purchaser, free and clear of all Liens, and the Purchaser shall purchase, acquire and accept from the Seller, all of the WinZip Shares.

                  Section 1.02 Cancellation of WinZip Options; Issuance of Corel Options. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained:

                  (a) on or prior to the Closing, each of the Seller and WinZip Computing shall take, and shall cause each WinZip Optionholder to take, all actions as may be necessary to cancel each of the WinZip Options;

                  (b) at the Closing, the Seller shall deliver to the Purchaser the certificates or other documentation evidencing each of the WinZip Options, each marked "cancelled"; and

                  (c) at the Closing, the Purchaser shall grant to each WinZip Optionholder 0.087325 Corel Options for each WinZip Option surrendered by such WinZip Optionholder and delivered to the Purchaser pursuant to Section 1.02(b), such that the Purchaser shall deliver to each WinZip Optionholder the number of Corel Options set forth in Column C on Annex C, in each case upon the terms set forth in Columns D and E on Annex C, by delivering an option certificate, in the form attached as Exhibit A, to each such WinZip Optionholder (or to the Seller, on behalf of each WinZip Optionholder). WinZip Computing hereby agrees and affirms that, in accordance with the terms of the WinZip Option Plan: (i) the Corel Options to be issued to each WinZip Optionholder pursuant to this Agreement and the WinZip Option Plan preserve the economic value of the WinZip Options to be surrendered by such WinZip Optionholder; and (ii) the terms associated with the Corel Options to be issued to each WinZip Optionholder pursuant to this Agreement and the WinZip Option Plan are substantially equivalent to or better than the terms associated with the WinZip Options to be surrendered by such WinZip Optionholder.

                                   ARTICLE II

                                 CONSIDERATION

                  Section 2.01 Consideration.

                  (a) In consideration of the sale, assignment and conveyance of all of the WinZip Shares by the Seller to the Purchaser at the Closing, the Purchaser shall issue or cause to be issued to the Seller four million three hundred twenty-two thousand five hundred eighty-six (4,322,586) common shares of the Purchaser (as adjusted pursuant to Section 2.02 (if applicable) the "Corel Shares"), in accordance with Section 2.01(b) (the Corel Shares are sometimes referred to collectively herein as the "Consideration"). The Parties hereby agree that each Corel Share shall be valued for all purposes of this Agreement at a value equal to the per-share IPO offering price (the "Per Share Consideration").

                  (b) Issuance of the Corel Shares. At the Closing, the Purchaser shall issue and deliver to the Seller a certificate, in negotiable form, representing the Corel Shares. The delivery of the Corel Shares to the Seller as provided above shall constitute full and final transfer of the Consideration to the Seller.

                                  ARTICLE III

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                          AND AGREEMENTS OF THE SELLER

                  Except as set forth in the Disclosure Schedule, the Seller represents and warrants, to and for the benefit of the Purchaser Indemnified Parties for purposes of Article IX, only as to the matters expressly set forth in this Article III. Disclosure of an item anywhere on the Disclosure Schedule shall be deemed to be disclosure of such item with respect to, and therefore to qualify each representation and warranty contained in, each Section and subsection in this Article III where such qualification is reasonably apparent from the text of the disclosure; provided, however, that for purposes of determining whether the Seller has committed a fraudulent breach of a representation or warranty, such qualification need not be reasonably apparent from the text of the disclosure. Representations and warranties shall be deemed to be qualified by the items set forth in the Disclosure Schedule even if they do not expressly use the phrase "except as set forth in Part ___ of the Disclosure Schedule" (or phrases of similar import). Notwithstanding any other provisions of this Article III, the only representations and warranties made by the Seller relating, directly or indirectly, to intellectual property assets or intellectual property issues (including the Owned Intellectual Property), including, but not limited to, any agreements, licenses, liabilities, ownership, performance, software "bugs", design flaws, security vulnerabilities, warranties as to merchantability, fitness for a particular purpose, or suitability of software, title or infringement issues, or rights or authority or any other matters relating thereto, are made in Section 3.13 hereof. The inclusion of any direct or indirect reference to intellectual property assets or issues, or rights or authority relating thereto, in any Part of the Disclosure Schedule shall not be deemed to have the effect or to imply that any provision of this
Article III (other than Section 3.13) contains representations and warranties pertaining to intellectual property assets or issues.

                  Section 3.01 Organization and Qualification. Each WinZip Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to own its properties and to conduct the businesses in which it is now engaged. Each WinZip Entity is in good standing in each other jurisdiction wherein the failure to qualify or to be in good standing could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Part 3.01 of the Disclosure Schedule, WinZip Holdings does not have any subsidiaries, own any capital stock or other proprietary interest, directly or indirectly, in any other Person, nor have any agreement with any Person to acquire any such capital stock or other proprietary interest. Accurate and complete copies of the articles of incorporation, including all amendments thereto and restatements thereof, and by-laws (or other similar organizational documents, as applicable) of each WinZip Entity and of the corporate minutes and the stock record books of each WinZip Entity have been delivered to the Purchaser. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of all shares of capital stock are set forth in such stock record books.

                  Section 3.02 Authority; Binding Nature of Agreement. The Seller and WinZip Holdings have all power, capacity and authority necessary to enter into and to perform their obligations under this Agreement and each Transaction Document to which they are party. This Agreement and each Transaction Document constitutes the legal, valid and binding obligation of the Seller and WinZip Holdings, enforceable against the Seller and WinZip Holdings in accordance with their terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) Laws governing specific performance, injunctive relief and other equitable remedies.

                  Section 3.03 No Conflict. Neither the execution and delivery of this Agreement or any Transaction Document by WinZip Holdings and the Seller, nor, the performance by WinZip Holdings and the Seller pursuant hereto or thereto, will (a) violate the certificate of incorporation, bylaws or other similar organizational documents of any WinZip Entity, (b) result in a violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust or other Contract, license or other agreement to which the Seller, the Company or any other WinZip Entity is a party or by which either of them, or any of the property or assets of the Company or any other WinZip entity, is bound, or create any Lien upon any of the property or assets of the Company or any other WinZip Entity, (c) violate any Law, order, award, judgment, or decree applicable to or binding on the Seller, the Company or any other WinZip Entity, or any permit, license or approval of any Governmental Authority which is material to the operation of the business, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Authority or other third party.

                  Section 3.04 Capitalization; Title to Shares.

                  (a) The authorized and outstanding shares of each class of capital stock of WinZip Holdings are as set forth on Part 3.04(a) of the Disclosure Schedule. As of the Closing Date, the Seller will own all of the shares of stock set forth opposite the Seller's name in Column C on Annex B, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such shares). As of the Closing Date, the Seller will have the unrestricted right to transfer the WinZip Shares to the Purchaser and, upon transfer of the WinZip Shares to the Purchaser hereunder, the Purchaser shall acquire good, valid and marketable title to the WinZip Shares, free and clear of all Liens. The WinZip Shares constitute all of the outstanding shares of capital stock of all classes of WinZip Holdings. All of the WinZip Shares have been duly and validly authorized and issued, are fully paid and non-assessable. WinZip Holdings, either directly or indirectly, owns all of the issued and outstanding shares of capital stock (or other equity interests, as applicable) of each other WinZip Entity, including, without limitation, the Company.

                  (b) Other than the WinZip Options, there are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which any WinZip Entity is subject to or bound relating to the issuance, sale, transfer or redemption of shares of stock or other securities of any WinZip Entity.

                  Section 3.05 Financial Statements. The Company has delivered to the Purchaser the following financial statements (the "Financial Statements"): (i) the unaudited Balance Sheet of the Company as of February 28, 2006 and the audited Balance Sheets of the Company as of November 30, 2003, 2004 and 2005, (ii) the unaudited Statement of Operations of the Company for the fiscal quarter ended February 28, 2006 and the audited Statements of Operations of the Company for the fiscal years ended November 30, 2003, 2004 and 2005,

(iii) the unaudited Statement of Cash Flow of the Company for the fiscal quarter ended February 28, 2006 and the audited Statements of Cash Flow for the fiscal years ended November 30, 2003, 2004 and 2005, and (iv) the unaudited Statement of Changes in Shareholder's Equity of the Company for the fiscal quarter ended February 28, 2006 and audited Statements of Changes in Shareholders' Equity of the Company for the fiscal years ended November 30, 2003, 2004 and 2005. The Financial Statements (i) are accurate and complete in all material respects and present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby, and (ii) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered.

                  Section 3.06 Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations; either accrued, contingent or otherwise, which are not reflected in this Agreement or the Disclosure Schedule, except as have been incurred in the Ordinary Course of Business since November 30, 2005. As of the Closing, the WinZip Entities, on a consolidated basis, will have Net Debt of no more than sixteen million five hundred thousand dollars ($16,500,000).

                  Section 3.07 Absence of Certain Changes. Since November 30, 2005, except as described in Part 3.07 of the Disclosure Schedule or as contemplated by this Agreement, no WinZip Entity has:

                  (a) suffered any change in its financial condition, assets, liabilities, net worth or business from that shown on the Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

                  (b) suffered any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect;

                  (c) declared or made or agreed to declare or make any distributions of any assets of any kind whatsoever to any shareholder (or other holder of equity interests, as applicable) as a dividend, in redemption or as the purchase price of any of the capital stock or other equity interests of such WinZip Entity or in discharge or cancellation, whether in part or in whole, of any indebtedness (whether in payment of principal, interest or otherwise) owing to any of them, or for any other purpose, except the payment of normal compensation and the reimbursement of bona fide business expenses in the Ordinary Course of Business;

                  (d) issued or sold, or contracted to issue or sell, any shares or other securities or any securities convertible into, or exchangeable for, shares of stock, or securities, warrants, options or rights to purchase any of the foregoing;

                  (e) mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets, tangible or intangible;

                  (f) sold or Transferred any of its assets, property or rights; or canceled or agreed to cancel any of its debts or claims, except for fair value, in the ordinary course of business;

                  (g) suffered any change in its Business, its relationships with customers, or its contracts with customers or suppliers which has had, or would reasonably be expected to have, a Material Adverse Effect; provided, however, that for purposes of determining whether the Seller has committed a fraudulent breach of this Section 3.07(g), the phrase "or would reasonably be expected to have," shall be disregarded;

                  (h) incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any labor dispute;

                  (i) materially increased the amount of its indebtedness, obligations or liabilities;

                  (j) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of its assets, property or rights;

                  (k) placed any orders for materials, merchandise or supplies in exceptional or unusual quantities based upon past operating practices or accepted orders from customers under conditions relating to price, terms of payment, time or delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise from customers similarly situated;

                  (l) made any change in the accounting practices or methods followed by it; or

                  (m) entered into any other transaction other than in the Ordinary Course of Business, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect; provided, however, that for purposes of determining whether Seller has committed a fraudulent breach of this Section 3.07(m), the phrase "or would reasonably be expected to have," shall be disregarded.

                  Section 3.08 Litigation. There is no action, suit or proceeding pending or, to the Seller's knowledge, threatened, at law, in equity, by way of arbitration or before any Governmental Authority, (i) against the Seller or WinZip Holdings relating to or affecting the Business or assets of the Company, (ii) against the Company, (iii) against any other WinZip Entity, or
(iv) seeking to prevent or postpone the consummation of any of the Transactions. To the Seller's knowledge, there are no existing facts or conditions which might give rise to any charge, claim, litigation, proceeding, or investigation by any third party which would reasonably be expected to have a Material Adverse Effect, nor are there any facts or conditions which might give rise to any order of condemnation, appropriation or other taking of any of the assets of the Company.

                  Section 3.09 Compliance with Laws. The Company has all necessary licenses, permits and other approvals of Governmental Authorities necessary to operate the Business as now conducted, each of which licenses, permits and approvals is in good standing, the Company has conducted the Business, and properly filed all necessary reports, in accordance with applicable Laws the violation of which would reasonably be expected to have a Material Adverse Effect.

                  Section 3.10 Title to Assets. The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including all assets reflected on the Balance Sheet, and all of such assets are owned by the Company free and clear of any Encumbrances, except for any lien for current Taxes not yet due and payable. There are no assets that are material to the Business of the Company that are being leased to the Company (other than real property). As indicated in the introductory paragraph to this Article 3, the Parties acknowledge that this Section 3.10 does not apply in any respect to Intellectual Property.

                  Section 3.11 Real Property.

                  (a) The Company does not own, and has never owned, any real property.

                  (b) Part 3.11 of the Disclosure Schedule lists: (i) the street address of each parcel of real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing (the "Leased Real Property"), (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property.

                  (c) Except as described on Part 3.11 of the Disclosure Schedule, there is no material violation of any Law (including, without limitation, any building, planning or zoning Law) relating to any of the Leased Real Property. The Seller has made available to the Purchaser true and correct copies of each deed for each parcel of Leased Real Property, to the extent available, and all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, permits, other title documents and other documents relating to or otherwise affecting the Leased Real Property, the operation of the Business thereon or any other uses thereof, in each case to the extent any such document is in any WinZip Entity's possession. The Company is in peaceful and undisturbed possession of each parcel of Leased Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used. To the Seller's knowledge, all existing water, sewer, steam, gas, electricity, telephone and other utilities required for the use, occupancy and operation of the Leased Real Property are adequate for the conduct of the Business as it has been and currently is conducted. To the Seller's knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property or any of the facilities, buildings, structures, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Leased Real Property. Except as set forth on Part 3.11 of the Disclosure Schedule, the Company has not leased or subleased any parcel or any portion of any parcel of Leased Real Property to any other Person, nor has the Company assigned its interest under any lease or sublease listed on Part 3.11 of the Disclosure Schedule to any third party.

                  (d) The Seller has, or has caused to be, delivered to the Purchaser correct and complete copies of all leases and subleases listed on Part
3.11 of the Disclosure Schedule and
any and all ancillary documents pertaining thereto. With respect to each of such leases and subleases, except as otherwise set forth on Part 3.11 of the Disclosure Schedule:

                           (i) such lease or sublease, together with all
ancillary documents, is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property;

                           (ii) such lease or sublease will not cease to be
legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease;

                           (iii) with respect to each such lease or sublease:
(A) neither the Seller nor any WinZip Entity has received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except in connection with the default of the Company thereunder, (B) neither the Seller nor any WinZip Entity has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) the Company has not granted any other Person any rights, adverse or otherwise, under such lease or sublease; and

                           (iv) neither the Company nor to the knowledge of the
Seller any other party to such lease or sublease, is in breach or default thereunder in any material respect, and, to the knowledge of the Seller, no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

                  (e) There are no condemnation proceedings or eminent domain proceedings of any, kind pending or, to the knowledge of the Seller, threatened against any of the Leased Real Property.

                  (f) All the Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit, the Transactions will not require the issuance of any new or amended certificate of occupancy and, to the knowledge of the Seller, there are no facts that would prevent the Leased Real Property from being occupied after the Closing in the same manner as immediately prior to the Closing.

                  (g) All improvements on the Leased Real Property constructed by or on behalf of the Company or, to the knowledge of the Seller, constructed by or on behalf of any other Person were constructed in compliance with all applicable Laws (including, but not limited to, any building, planning or zoning
Laws) affecting such Leased Real Property.

                  Section 3.12 Intellectual Property.

                  (a) Part 3.12 of the Disclosure Schedule contains a complete and accurate list of all Registered Owned Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Registered Owned Intellectual Property has been issued or registered and lists any pending proceedings or actions before any court, tribunal (including the United

States Patent and Trademark Office or equivalent authority anywhere in the world) related to any of the Registered Owned Intellectual Property.

                  (b) Except as disclosed on Part 3.12 of the Disclosure Schedule, all necessary registration, maintenance and renewal fees currently due in connection with Registered Owned Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Owned Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Owned Intellectual Property. There are no actions that must be taken by the Company within sixty (60) days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Owned Intellectual Property.

                  (c) All the Owned Intellectual Property is owned by the Company free and clear of any Encumbrance and, except as set forth on Part 3.12 of the Disclosure Schedule, none of the Owned Intellectual Property infringes on the Intellectual Property of any other Person; provided, however, that, in the case of trademarks, the representations and warranties set forth in the first sentence of this Section 3.12(c) are made to the knowledge of the Seller. To the knowledge of the Seller, and except as set forth on Part 3.12 of the Disclosure Schedule, no Person is using any Intellectual Property that infringes upon the Owned Intellectual Property.

                  (d) Notwithstanding anything to the contrary contained herein, the Company makes no representations or warranties concerning Patents except as expressly set forth in this Section 3.12(d):

                           (i) The Company does not own, and has never owned,
any Patents.

                           (ii) Except as set forth in Part 3.12 of the
Disclosure Schedule, the Company has not received any written or oral claims from the holders of Patents (or their representatives) alleging that one or more of the Company's products infringe(s) on such, holders' Patents.

                  (e) Part 3.12 of the Disclosure Schedule contains a complete and accurate list of all Licensed Intellectual Property, other than "shrink wrap" and similar widely available commercial software. With respect to each of the licenses and sublicenses pursuant to which the Company licenses Licensed Intellectual Property from another Person:

                           (i) such license or sublicense is legal, valid,
binding, enforceable and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license or sublicense;

                           (ii) such license or sublicense will not cease to be
legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under such license or sublicense or otherwise give the licensor or sublicensor a right to terminate such license or sublicense;

                           (iii) with respect to each such license or
sublicense: (A) the Company has not received any notice of cancellation or termination under such license or sublicense, and (B) the Company has not received any notice of a breach or default by the Company under such license or sublicense, which breach or default has not been cured;

                           (iv) neither the Company, nor to the knowledge of the
Seller, any other party to such license or sublicense is in breach or default in any material respect under such license or sublicense;

                           (v) no claims have been made in writing against the
Company alleging that any Licensed Intellectual Property is being licensed, sublicensed or used in violation of any Intellectual Property of any Person; and

                           (vi) to the knowledge of the Seller, and except as
set forth on Part 3.12 of the Disclosure Schedule, no Person is using any Intellectual Property that infringes upon the Licensed Intellectual Property. For purposes of this Section 3.12(e)(vi), "Licensed Intellectual Property" shall be deemed to exclude "shrink wrap" and similar widely available commercial software.

                  (f) Except for non-exclusive license grants of the Software Product in the Ordinary Course of Business, and except as set forth on Part 3.12 of the Disclosure Schedule, the Company has not Transferred ownership of or granted any license of or right to use any Owned Intellectual Property to any other Person. Part 3.12 of the Disclosure Schedule briefly describes the types of agreements pursuant to which the Company grants licenses relating to the Software Product to other Persons, how such licenses are customarily entered into, and certain material terms of such licenses. Part 3.12 of the Disclosure Schedule also sets forth a complete and accurate list of the Company's current signed resale and e-commerce agreements. Except as set forth in Part 3.12 of the Disclosure Schedule, the Company has provided to the Purchaser complete and accurate copies of all of its site licenses that were entered into with terms that differed from the then current standard site license terms.

                  (g) Upon the Closing, the Company shall continue to own or possess, or own or possess adequate and enforceable licenses, sublicenses or other rights to use, without payment of any fee other than fees disclosed in
Part 3.12 of the Disclosure Schedule, all the Owned Intellectual Property and Licensed Intellectual Property.

                  (h) The Owned Intellectual Property and the Licensed Intellectual Property constitute all the Intellectual Property currently used in, and necessary in the conduct of, the Business and there are no other items of Intellectual Property that are material to the Company or the Business; provided, however, that nothing contained herein shall be construed as a representation or warranty by the Seller that any item of Owned Intellectual Property or Licensed Intellectual Property that is not included in the Software Product (including without limitation any Internal-Use-Only IP) can be licensed or sold by the Company without infringing on the Intellectual Property of any other Person, or that no other Person is infringing on it.

                  (i) To the extent that any Intellectual Property has been developed or created for the Company by an employee or consultant, the Company has a written agreement with such

Person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

                  (j) Except as set forth on Part 3.12 of the Disclosure Schedule, the Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Purchaser and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company. Part 3.12 of the Disclosure Schedule briefly describes certain measures the Company has taken, or not taken, to protect the value and confidentiality of its Intellectual Property.

                  (k) The Company has made available to the Purchaser accurate and complete copies of the Company's records relating to known "bugs" in the Software Product. The Seller is not making any representations or warranties to the Purchaser concerning the potential consequences of any or all of such "bugs," or the merchantability, fitness for a particular purpose, accuracy or completeness, or responses or results of the Software Product, or the absence of any program defects or design flaws in the Software Product, including, without limitation, defects or design flaws that may create or result in security vulnerabilities. Annex B to the Disclosure Schedule contains additional background information concerning certain "bugs" and product performance issues.

                  (l) Part 3.12 of the Disclosure Schedule describes the Company's current privacy and upgrade statements.

                  (m) The Company's license agreements contain a complete and accurate description of the Company's warranty policies.

                  Section 3.13 Contracts.

                  (a) In Part 3.13(a) of the Disclosure Schedule are identified:

                         (i) each Company Contract relating to the employment
of, or performance of services by, any employee or consultant;

                         (ii) each Company Contract imposing any material
restriction on the Company's right or ability to (A) compete with, (B) acquire any product, asset or service from, (C) sell any product or asset to, (D) perform any services for or (E) transact business with, any other Person;

                         (iii) each Company Contract with any WinZip Entity
(other than the Company);

                         (iv) any current Company advertising agreements
pursuant to which the Company has made payments in excess of $125,000 within the last three months or expects to make payments in excess of $125,000 within the next three months; and

                         (v) any other Company Contract (other than license
grants of the Software Product) that involves the future payment or delivery of cash or other consideration by or to the Company in an amount in excess of $50,000 in any future calendar year.

                  (b) Contracts described in the preceding clauses "(i)" through "(v)" are referred to in this Agreement as "Material Contracts."

                  (c) Except as set forth in Part 3.13(c) of the Disclosure
Schedule: (i) all Company Contracts are valid and in effect and the Company is not in default under any such Company Contract, and to the Seller's knowledge, no other party thereto is in default; and (ii) neither the Seller nor any WinZip Entity has received notice of default under any Company Contract, and the Seller knows of no event that has occurred which (after notice and lapse of time or both) would become a breach or default under, or otherwise permit unilateral modification, cancellation, acceleration or termination of any such Company Contract.

                  Section 3.14 Governmental Authorizations. Part 3.14 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company. Each such Governmental Authorization is valid and in full force and effect and, collectively, such Governmental Authorizations constitute all Governmental Authorizations necessary to enable the Company to conduct its Business as it is currently conducted, in each case except where the absence or invalidity of any such Governmental Authorizations would not reasonably be expected to have a Material Adverse Effect.

                  Section 3.15 Tax Matters.

                  (a) All Tax Returns required to be filed by or on behalf of any WinZip Entity with any Governmental Authority with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been or will be accurately and completely prepared in all material respects in compliance with all applicable Laws. All amounts, if any, shown on the Company Returns to be due on or before the Closing Date have been or will be paid. The Seller has delivered to the Purchaser accurate and complete copies of all Company Returns filed since December 31, 2001 and before the Closing Date that have been requested by the Purchaser.

                  (b) Part 3.15(b) of the Disclosure Schedule identifies all examinations or audits of any Company Return filed after December 31, 2001 and any extension or waiver requested or currently in effect. The Seller has delivered to the Purchaser copies of all audit reports by a Governmental Authority and similar documents (to which any WinZip Entity has access) relating to the Company Returns filed after December 31, 2001.

                  (c) No claim or Legal Proceeding is pending or, to the Seller's knowledge, has been threatened against or with respect to any WinZip Entity in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any written notice of deficiency or similar written document received by any WinZip Entity with respect to any Tax. There are no Liens for Taxes upon any of the assets of the Company, except liens for current Taxes not yet due and payable. No WinZip Entity is required to include any adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

                  (d) Except as set forth in Part 3.15(d) of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any current or former employee or independent contractor of the Company that could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.

                  (e) Notwithstanding anything to the contrary set forth herein, the representations and warranties set forth in this Section 3.15 do not apply to (i) state income and sales and use Taxes or (ii) city or local Taxes.

                  (f) No WinZip Entity has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

                  (g) Except as set forth in Part 3.15(g) of the Disclosure Schedule, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  Section 3.16 Employee Matters.

                  (a) Except as described on Part 3.16 of the Disclosure Schedule, the Company does not have any written or oral contracts of employment with any employee of the Company, and the Company is not a party to or subject to any collective bargaining agreements and has not been a party to or subject to any collective bargaining agreement or collective bargaining plan during the last five (5) years. The Company is not a party to any pending or, to the Seller's knowledge, threatened labor dispute affecting the Business. The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including but not limited to the provisions thereof relative to wages, hours, collective bargaining, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment. The Company is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. The Company has not entered into and is not obligated to enter into any agreement relating to the payment of vacation pay to any employee and the Company does not have any obligation to any employees to provide them with pay for vacation time, except for vacation pay payable in the Ordinary Course of Business. A true and correct statement of the names, employment status, and rates of compensation (including salaries, wages, commissions and bonuses), and accrued paid absence time of all employees of the Company, is set forth on Part 3.16 of the Disclosure Schedule. The Company has paid all remuneration (including 2005 employment and incentive bonuses) due and owing to employees.

                  (b) Part 3.16 of the Disclosure Schedule sets forth a correct and complete list of every stock option, stock purchase, stock appreciation right, bonus, deferred or current compensation, excess benefits, profit sharing, pension, thrift, savings, retirement, severance, sickness, accident, medical, disability, hospitalization, vacation, insurance or other plan,, agreement, arrangement, commitment or practice which provides benefits to or for or on behalf of any one, or more employees of the Company (including former employees) or their beneficiaries (collectively, "Employee Benefit Plans"). The Seller has delivered to the Purchaser true, correct and complete copies of all Employee Benefit Plans in effect on the date of this Agreement, all descriptions thereof, all trust agreements or other funding arrangements (including insurance or group annuity contracts) relating thereto, and all amendments thereto.

                  (c) Except as listed on Part 3.16 of the Disclosure Schedule, no employee benefit plan exists which covers or is maintained for the benefit of any of the employees of the Company or to which the Company is required to make contributions on account of any employees of the Company. With respect to each Employee Benefit Plan, the Seller has delivered to the Purchaser true, complete and correct copies of (i) the latest plan description and all modifications thereto, (ii) the last three (3) financial statements for each Employee Benefit Plan and the related trusts and other funding arrangements (including insurance and group annuity contracts), and (iii) any filings, determinations or qualification letters or rulings filed with, or issued by, a Governmental Authority. No Employee Benefit Plan or any related trust owns any securities issued by the Company or any other Person. No Taxes (or interest or penalties with respect thereto) are due or owing with respect to any Employee Benefit Plan.

                  (d) Each Employee Benefit Plan which is intended to qualify for special Tax treatment, including Tax deferral (a "Qualified Plan"), has received a favorable determination letter from the applicable Governmental Authority. Each amendment to a Qualified Plan or a related trust has, where required, been determined by the applicable Governmental Authority not to adversely affect the qualified status of such Qualified Plan or the Tax exempt status of the related trust. No event has occurred which would cause the loss of the Tax exempt status of any related trust, or the imposition of any Tax liability or penalty in connection with any Qualified Plan or a related trust.

                  (e) There are no actions, suits, arbitrations or claims pending or, to the knowledge of the Seller, threatened against any Employee Benefit Plan. Each Employee Benefit Plan is in compliance in all material respects with all requirements of applicable Laws and has been administered in all material respects in accordance with its terms and with applicable Laws.

                  (f) No Employee Benefit Plan provides benefits (including, without limitation, death, health or medical benefits (whether or not insured)) with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company, other than (i) coverage mandated by applicable Law, (ii) deferred compensation benefits in accordance with the rules of the relevant Employee Benefit Plan, or (iii) benefits the full cost of which are borne by the current or former employees (of their beneficiaries) in accordance with the Employee Benefit Plan.

                  (g) The Company has not terminated an Employee Benefit Plan.

                  Section 3.17 Environmental Matters; Health and Safety.

                  (a) There are no outstanding or, to the Seller's knowledge, threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any Governmental Authority, against or involving the Company in any manner arising under any national, international, federal, state, local or other environmental, health or safety law, regulation, order or requirement or requiring the remediation or removal of an existing condition, or substance. The Company has not received any notice of, nor is the Seller aware of, any outstanding or threatened orders, determinations or notices of violation issued by any Governmental Authority administering environmental or health and safety laws in connection with ownership of or operation by the Company of the Business which have not been complied with or resolved to the satisfaction of such Governmental Authority.

                  (b) The Business is being and has been operated in all material respects in compliance with all applicable national, international, federal, state, and local environmental or health and safety laws, regulations and ordinances governing the Company and the Business including, but not limited to, all discharges into or onto the soil and/or the ground or surface water, emissions into the ambient air, and generation, accumulation, labeling, transportation, handling, treatment, storage and disposal of waste material or process by-products (including solid, hazardous or toxic waste or substances, if any) or removal of any existing condition or substance. The Company has complied in all material respects with all notice, record keeping and reporting requirements imposed by any Governmental Authority and any informational requests or demands arising under any national, international, federal, state, local or other environmental or health and safety laws.

                  (c) The Leased Real Property has been operated by the Company in a manner consistent with the representations of paragraphs (a), (b) and (e) of this Section 3.17.

                  (d) All real properties formerly owned, leased or rented by the Company for the Business were owned, operated and utilized by the Company consistent with the representations of paragraphs (a), (b) and (e) of this
Section 3.17.

                  (e) The Company has not released, disposed of or caused or permitted the disposal of any Hazardous Substances upon any of the Real Property or any of the real properties from which the Company has conducted its Business. The Company has not, directly or indirectly, disposed of any Hazardous Substances off-site.

                  (f) There are no pending or, to the Seller's knowledge, threatened actions, claims, proceedings or judgments against the Company by any present or former officers, agents or employees of the Company alleging or involving personal injury or damage as a result of violation of any national, international, federal, state, local or other environmental or health and safety Laws or otherwise involving environmental conditions under which such persons were employed nor, to the Seller's knowledge, is there a basis for commencing any such action, claim or proceeding.

                  (g) To the Seller's knowledge, each of the real properties owned, leased or rented by the Company are free of all asbestos, asbestos-containing materials, polychlorinated biphenyls and all Hazardous Substances.

                  Section 3.18 Related Party Transactions. To the Seller's knowledge, no WinZip Entity (other than the Company) has any direct or indirect interest in any material asset used in the Business or in any Material Contract. No WinZip Entity (other than the Company) has any material indebtedness owing to or from the Company.

                  Section 3.19 Material Relationships. To the Seller's knowledge, no supplier, distributor, consultant or programmer for the Company or material current customer of the Company (defined for this purpose as a customer subject to a Company Contract that involves the future payment or delivery of cash or other consideration to the Company by such customer in an amount in excess of $75,000 in any future calendar year under such Company Contract) has notified the Company of an intention to terminate or substantially reduce its existing business relationship with the Company where such termination or reduction has had, or would reasonably be expected to have, a Material Adverse Effect.

                  Section 3.20 Sales Policies; Warranties. Part 3.20 of the Disclosure Schedule briefly describes the Company's current policy with respect to returns and refunds.

                  Section 3.21 Brokers and Finders. Neither any WinZip Entity nor the Seller has entered into any contract with respect to the payment of any brokerage fees, commissions or finders' fees in connection with the Transactions.

                  Section 3.22 Additional Representations and Warranties of the Seller.

                  (a) Access to Data. The Seller has had an opportunity to discuss the Purchaser's business, management and financial affairs with the Purchaser's management, and it has been given access to copies of documents, which it has requested.

                  (b) No Reliance on Certain Types of Advice. The Seller is not relying on the Purchaser for advice with respect to tax considerations, the suitability of its investment in the Purchaser or legal or economic considerations.

                  (c) Marketability. The Seller understands that the Purchaser is closely held and that, until such time as the IPO shall have been consummated and the Corel Shares registered pursuant to the Registration Rights Agreement, there will be no public market for resale of the Corel Shares. It understands that it is possible that a market for the Corel Shares will not ever develop. As a consequence, the Seller understands that it may not be able to liquidate its investment in the Purchaser, even in the event of an emergency. The Seller also understands that, for the foregoing reasons, the Corel Shares may not be readily accepted as collateral for a loan.

                  Section 3.23 Material Misstatements or Omissions. No representation or warranty expressly made by the Seller in this Agreement or in the Disclosure Schedule contains any untrue statement of a material fact, or omits a material fact necessary to make the statement of facts contained therein, in light of the circumstances in which they were made, not materially misleading.

                  Section 3.24 Exclusive Representations and Warranties. Except as expressly set forth in this Article III, the Seller is not making any representations or warranties to the Purchaser concerning the Company, any other WinZip Entity or the Business, and therefore with the exception of such express representations and warranties the Purchaser is acquiring WinZip Holdings on an "as is, where is" basis. Without limiting the generality of the foregoing, except as expressly set forth in this Article III, (i) the Seller makes no implied representations or warranties of any kind, (ii) the Seller makes no representations or warranties of any kind concerning matters occurring after the Closing Date, including but not limited to the financial performance of the Company after the Closing Date, (iii) the Seller makes no representations or warranties of any kind relating, directly, or indirectly, to intellectual property assets or intellectual property issues (including the Owned Intellectual Property), including, but not limited to, any agreements, licenses, liabilities, ownership, performance, software "bugs", design flaws, security vulnerabilities, warranties as to merchantability, fitness for a particular purpose, or suitability of software, title or infringement issues, or rights or authority or any other matters relating thereto, and (iv) neither written communications or verbal statements made by any officer, employee, agent, advisor or consultant of the Seller or any WinZip Entity, nor information furnished or set forth or obtained elsewhere, whether orally or in writing, or pursuant to any due diligence investigation, shall be deemed a representation or warranty of any kind and the Purchaser may not rely on any such written communications, verbal statements or information.

                                   ARTICLE IV

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                         AND AGREEMENTS OF THE PURCHASER

                  The Purchaser represents and warrants to the Seller as follows:

                  Section 4.01 Authority; Binding Nature of Agreement. The Purchaser has all power, capacity and authority necessary to enter into and to perform its obligations under this Agreement and each Transaction Document. This Agreement and each Transaction Document constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.

                  Section 4.02 Non-Contravention. Neither the execution and delivery of this Agreement or any Transaction Document by the Purchaser nor the performance by the Purchaser pursuant hereto or thereto, will (a) violate the Purchaser's Articles of Incorporation or bylaws, (b) result in a violation or breach of, or permit any third parry to rescind any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust or other Contract, license or other agreement to which the Purchaser is a party or by which the Purchaser or any of the Purchaser's property or assets is bound, (c) violate any Law, order, award, judgment, or decree applicable to or binding upon the Purchaser, or any permit, license or approval of any Governmental Authority, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Authority or other third party.

                  Section 4.03 Due Incorporation; Good Standing. The Purchaser is a corporation duly continued and validly existing under the federal laws of Canada and has all necessary, power and authority: (i) to conduct its business in the manner currently being conducted; (ii) to own and use its assets in the manner they are currently owned and used; and (iii) to consummate the Transactions.

                  Section 4.04 Corel Shares. All of the Corel Shares have been duly and validly authorized and issued and are fully-paid and non-assessable. None of the Corel Shares are reserved for any purpose. All of the Corel Options have been duly and validly authorized and issued. Sufficient common shares of the Purchaser have been reserved for issuance pursuant to the Corel Options.

                  Section 4.05 Additional Representations and Warranties of the Purchaser.

                  (a) Access to Data. The Purchaser has had an opportunity to discuss the Company's Business, management and financial affairs with the Company's management, and it has been given access to copies of documents, which it has requested.

                  (b) No Reliance on Certain Types of Advice. The Purchaser is not relying on the Seller for advice with respect to tax considerations, the suitability of its investment in WinZip Holdings and in the Company or legal or economic considerations.

                  (c) Marketability. The Purchaser understands that WinZip Holdings is closely held and that there is no public market for resale of the WinZip Shares. It understands that it is possible that a market for the WinZip Shares will not ever develop. As a consequence, the Purchaser understands that it may not be able to liquidate its investment in the WinZip Shares, even in the event of an emergency. The Purchaser also understands that, for the foregoing reasons, the WinZip Shares may not be readily accepted as collateral for a loan.

                                   ARTICLE V

                       ADDITIONAL COVENANTS AND AGREEMENTS
                        OF THE SELLER AND WINZIP HOLDINGS

                  The Seller and WinZip Holdings hereby covenant and agree as follows:

                  Section 5.01 Publicity. WinZip Holdings and the Seller covenant and agree that any and all publicity (whether written or oral) and notices to third-parties concerning the Transactions shall be subject to the prior written approval of the Purchaser. The Seller shall assist the Purchaser in informing the personnel and management of the Company of the change in the ownership of the Company; provided always that such communications shall be made only by or with the prior approval of the Purchaser.

                  Section 5.02 Confidential Information. The Seller acknowledges that after the Closing the Purchaser and the Company could be irreparably damaged if confidential information of the Company or the Business were disclosed to or utilized on behalf of any Person other than the Purchaser and its Affiliates, and the Seller covenants and agrees that it shall not, following the Closing Date, without the prior written consent of the Purchaser, disclose (or permit to be disclosed) or use (or permit to be used) in any way any such information, unless (a) compelled to disclose such confidential information by Law and, in any such event, the Seller gives the Purchaser prompt written notice of any such requirement prior to any such disclosure; (b) such confidential information is available to the public through no fault of the Seller; or (c) such confidential information becomes available to the Seller from a third-party who is under no confidential or fiduciary obligation to the Purchaser or the Company with respect to such confidential information.

                  Section 5.03 Brokers and Finders. The Purchaser shall not have any obligation to pay any fees, expenses or other compensation to any Person dealt with by the Seller or any WinZip Entity in connection with this Agreement and the Transactions; any such fees, expenses and other compensation shall be the sole responsibility of the Seller; and the Seller hereby agrees to indemnify and save the Purchaser and each WinZip Entity harmless from any and all Losses arising from any claim for any such fees, expenses or other compensation.

                  Section 5.04 Certain Filings. The Seller and WinZip Holdings shall make, and shall cause each other WinZip Entity to make, all filings with Governmental Authorities that are required to be made by the Seller, WinZip Holdings or any other WinZip Entity to carry out the Transactions. The Seller and WinZip Holdings agree to assist, and shall cause each other WinZip Entity to assist, the Purchaser in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority which reasonably may be required in connection with the consummation of the Transactions.

                  Section 5.05 Company Information. In addition to taking the actions specified in Section 7.03, at the Closing, and thereafter upon the Purchaser's request, the Seller shall furnish any and all information in its possession about each WinZip Entity relating to periods ending on or prior to the Closing Date (collectively, "Company Information"), including company descriptions and financial information, that the Purchaser may reasonably request in connection with or as a result of the consummation of the Transactions.

                  Section 5.06 Further Assurances. The Seller and WinZip Holdings agree to, and agree to cause each other WinZip Entity to, execute and deliver such additional documents and instruments, and perform such additional acts, as the Purchaser reasonably may request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the Transactions and to effectuate the intent and purposes hereof.

                                   ARTICLE VI

              ADDITIONAL COVENANTS AND AGREEMENTS OF THE PURCHASER

                  Section 6.01 Brokers and Finders. The Seller shall have no obligation to pay any fees, expenses or other compensation to any Person dealt with by the Purchaser in connection with this Agreement and the Transactions; any such fees, expenses and other compensation shall be the sole responsibility of the Purchaser; and the Purchaser hereby agrees to indemnify and save the Seller harmless from any and all Losses arising from any claim for any such fees, expenses or other compensation.

                  Section 6.02 Certain Filings. The Purchaser shall make or cause to be made all filings with Governmental Authorities that are required to be made by the Purchaser to carry out the Transactions. The Purchaser agrees to assist each WinZip Entity and the Seller in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority which reasonably may be required in connection with the consummation of the Transactions.

                  Section 6.03 Nondisclosure.

                  (a) The Purchaser agrees not to, and will cause its representatives and Affiliates not to, except as required by Law, at any time disclose (i) the purchase price contemplated by the Original Stock Purchase Agreement, (ii) the contents of the Original Stock Purchase Agreement or the other agreements referred to therein, or (iii) the identity of the seller pursuant to the Original Stock Purchase Agreement. In the event that the Purchaser or any such representative or Affiliate becomes legally compelled to disclose any such information, including, without limitation, in connection with the IPO, the Purchaser shall provide the Seller with prompt written notice of such requirement so that the Seller may seek a protective order or other remedy or waive compliance with this Section 6.03(a). In the event that such protective order or other remedy is not obtained, or the Seller waives compliance with this
Section 6.03(a), the Purchaser shall furnish only that portion of such confidential information which is legally required to be provided and take all commercially reasonable steps to obtain assurances that confidential treatment will be accorded such information as may be reasonably determined by the Seller to be "sensitive".

                  (b) Notwithstanding the foregoing, the preceding paragraph shall not apply to (i) any information that, at the time of disclosure, is publicly available and was not disclosed in breach of this Agreement or the Original Stock Purchase Agreement by the Purchaser or the

Seller, or their representatives or Affiliates, and (ii) communications in the Ordinary Course of Business with investors that hold an interest, directly or indirectly, in the Purchaser. The Purchaser agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 6.03(b) are inadequate and that in addition thereto the Seller shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages.

                  Section 6.04 Further Assurances. The Purchaser agrees to execute and deliver such additional documents and instruments, and perform such additional acts, as the Seller reasonably may request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the Transactions and to effectuate the intent and purposes hereof.

                                   ARTICLE VII

                            CERTAIN OTHER AGREEMENTS

                  Section 7.01 Use of Name. The Seller acknowledges that the Company owns the name "WinZip", and any and all variants thereof and all other trade names, trademarks or service marks under which the Company has ever conducted its Business. The Seller agrees that the Seller has no right to use or otherwise exploit such names and further agrees that the Seller has no right to use any such names together or separately.

                  Section 7.02 Certain Tax Matters.

                  (a) The Seller shall be responsible for all transfer, excise, stamp, sales, use, recording or similar taxes or fees arising out of the sale, assignment and conveyance of the WinZip Shares by the Seller. The Seller shall make any filings associated therewith required under applicable Law.

                  (b) The Purchaser shall cause each WinZip Entity to file when due all Tax Returns that are required to be filed by such WinZip Entity following the Closing Date.

                  (c) After the Closing Date, the Purchaser and the Seller shall:

                           (i) assist in all reasonable respects (and cause
their respective Affiliates to assist) the other Parties in preparing any Tax Returns which such Party is responsible for preparing and filing in accordance with this Section 7.02;

                           (ii) cooperate in all reasonable respects in
preparing for any audits of, or disputes with taxing authorities regarding, and Tax Returns of, any WinZip Entity;

                           (iii) make available to the other and to any taxing
authority as reasonably requested all information, records and documents relating to Taxes of any WinZip Entity, except to the extent determined by counsel for the Party involved to be privileged or work product;

                           (iv) provide timely notice to the other in writing of
any pending or threatened tax audit or assessments of any WinZip Entity for any taxable periods; and

                           (v) furnish the other with copies of all
correspondence received from any taxing authority in connection with any tax audits or information request with respect to any such taxable period.

                  Section 7.03 Access to Information.

                  WinZip Holdings will give, and the Seller shall cause WinZip Holdings to give, between the date hereof and the Closing, full access to the premises, assets, books, accounts, tax returns, contracts, commitments, records and personnel of each of the WinZip Entities to the Purchaser and its accountants, legal advisers and representatives during normal business hours and furnish the Purchaser and its representatives with all such information relating to the Business and the Company's affairs and assets as the Purchaser may reasonably request.

                  Section 7.04 Conduct of Business Until Closing.

                  Except as expressly provided in this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Company and each other WinZip Entity shall, and the Seller will cause the Company and each other WinZip Entity to:

                  (a) operate the Business (including, without limitation, the payment of payables and the collection of receivables) only in the ordinary course, consistent with past practice and, to the extent consistent with that operation, use best efforts to preserve its business organization, including the services of its officers and employees, and its business relationships with customers, suppliers and others having business dealings with it;

                  (b) maintain all its assets, whether owned or leased, in good condition and repair and maintain insurance upon all its assets comparable in amount, scope and coverage to that in effect on the date of this Agreement;

                  (c) satisfy all salary or bonus obligations to employees, as incurred up until and including the Closing Date (including, without limitation, all declared and owing 2005 bonus payments);

                  (d) maintain its books, records and accounts in the ordinary course on a basis consistent with past practice (including the recording and/or treatment of accounts receivable and payable); and

                  (e) do or refrain from doing all acts and things in order to ensure that the representations and warranties in Article III remain true and correct in all material respects at the Closing Date (except for any representations and warranties which are qualified by materiality in Article III, which representations and warranties are to be strictly true and correct) as if those representations and warranties were made at and as of the Closing Date, and to satisfy or cause to be satisfied the conditions in Section 8.02(a) which are within its control.

                  Section 7.05 Negative Covenants.

                  Except as expressly provided in this Agreement or with the prior written consent of the Purchaser, prior to the Closing, no WinZip Entity shall, and the Seller shall ensure that no WinZip Entity shall:

                  (a) amend its certificate of incorporation, by-laws, constating documents or other organizational documents;

                  (b) merge or consolidate with, or acquire all or substantially all the shares or assets of, any Person;

                  (c) Transfer, lease, license, sell or otherwise dispose of any of its assets, other than inventory in the Ordinary Course of Business, consistent with past practice;

                  (d) terminate any employee or alter any employee compensation, benefits or other terms and conditions of employment (provided that the Purchaser's consent to such an action may not be unreasonably withheld);

                  (e) declare or pay any dividends (whether in cash, in property or otherwise) or make any other distributions of any kind in respect of its capital stock (or other equity interests, as applicable), other than one or more cash dividends not to exceed, individually or in the aggregate, seven million five hundred thousand dollars ($7,500,000) at anytime after February 21, 2006, or purchase, redeem or otherwise acquire or dispose of or issue any shares of capital stock (or other equity interests, as applicable) or any notes, bonds or other securities of any kind;

                  (f) otherwise incur any debt or liabilities outside of the Ordinary Course of Business;

                  (g) make any payments outside of the Ordinary Course of Business, including, without limitation, any payments to Affiliates or payments in respect of debts or liabilities (other than trade liabilities incurred in the Ordinary Course of Business and scheduled debt repayments); or

                  (h) without limiting the generality of this Section 7.05, change the Company's pricing policies, announce new products, or enter into, renew, amend or terminate significant Contracts.

                  Section 7.06 Non-Solicitation.

                  Neither the Seller (including its directors, officers, employees and agents) nor any WinZip Entity shall initiate, encourage, cooperate with, provide non-public information to or participate in any discussions with any third party (other than their professional advisors) regarding the Transactions or any other proposed financing of any WinZip Entity or sale of any WinZip Entity's securities or assets, and the Seller and each WinZip Entity shall immediately terminate any such discussions currently in progress. If, prior to the earlier of the Closing and the termination of this Agreement, the Seller or any WinZip Entity receives an inquiry concerning a proposed transaction that could be inconsistent with the Transactions, then the Seller or such

WinZip Entity shall immediately notify the Purchaser of that event and provide the Purchaser with a copy of that proposal (if in writing) or a summary of that inquiry (if oral).

                  Section 7.07 Goodwill.

                  The Seller and each WinZip Entity covenants and agrees that the Seller and such WinZip Entity shall not take or omit to take any action which could directly or indirectly impair the goodwill of the Company or any other WinZip Entity or the Business or the business reputation or good name of the Company or any other WinZip Entity.

                  Section 7.08 Restricted Property. For a period of one (1) year following the Closing Date, the Seller agrees not to Transfer the Restricted Property to any Person, including, without limitation, the fund or funds or other Persons holding an interest in the Seller or any other Affiliates.

                  Section 7.09 Termination.

                  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by:

                  (a) mutual written agreement of the Purchaser and the Seller;

                  (b) either the Purchaser or the Seller, by written notice to the other, if the Transactions have not been consummated prior to the Drop Dead Date (provided that the right to terminate this Agreement under this Section 7.09(b) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Transactions by the Drop Dead Date); or

                  (c) either the Purchaser or the Seller, by written notice to the other, if there will be any applicable Law that makes the consummation of the Transactions illegal or otherwise prohibited or if any order of a Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Transactions, and that order becomes final and non-appealable.

                  Sections 5.03, 6.01, 6.03 and 10.01 of this Agreement shall survive the termination of this Agreement pursuant to this Section 7.09.

                                  ARTICLE VIII

                                     CLOSING

                  Section 8.01 Time and Place of Closing. The closing of the Transactions (the "Closing") shall be held at 10:00 a.m. (New York time) on the Business Day on which all of the Conditions to Closing described in Section 8.02 have been fully satisfied or waived by the appropriate Party or Parties or such other date as may be mutually agreed upon by the Parties, which date shall in no event be later than April 21, 2006 (the "Drop Dead Date"), unless such date has been extended by mutual agreement of the Parties (the "Closing Date"), at the offices of Torys LLP, 237 Park Avenue, New York, NY or such other place as may be agreed to in writing.

                  Section 8.02 Conditions to Closing.

                  At the Closing:

                  (a) The Seller shall have:

                           (i) delivered the WinZip Shares to the Purchaser by
delivering one or more certificates in negotiable form representing the WinZip Shares. The certificates evidencing the WinZip Shares shall be (A) duly endorsed in blank or accompanied by duly executed instruments of transfer duly endorsed in blank; and (B) accompanied by any necessary documentary or stock transfer stamps or taxes attached and cancelled. Upon the Closing all rights, title and interest in and to the WinZip Shares shall immediately vest in the Purchaser;

                           (ii) delivered to the Purchaser the certificates or
other documentation evidencing each of the WinZip Options, each marked "cancelled" in accordance with Section 1.02(b);

                           (iii) delivered to the Purchaser a certificate
executed by the Seller, in form and substance reasonably acceptable to the Purchaser, confirming that (a) the representations and warranties of the Seller made in or pursuant to this Agreement are true and correct in all material respects (except for any representations and warranties which are qualified by materiality in Article III, which representations and warranties are to be strictly true and correct) on the Closing Date with the same force and effect as if made at and as of the Closing Date, (b) the covenants contained in this Agreement to be performed by the Seller and any WinZip Entity at or prior to the Closing Date have been performed in all material respects, and (c) neither the Seller nor any WinZip Entity is in breach of any agreement on its part contained in this Agreement;

                           (iv) delivered to the Purchaser the Registration
Rights Agreement, executed by the Seller;

                           (v) delivered to the Purchaser the Lockup Agreement,
executed by the Seller;

                           (vi) delivered to the Purchaser evidence, in form and
substance reasonably satisfactory to the Purchaser, of the repayment in full of the WFF Indebtedness;

                           (vii) delivered, or caused to be delivered, to the
Purchaser all consents required pursuant to any Contract, Permit or from any Governmental Authority as a result of the entering into and performance of this Agreement;

                           (viii) delivered to the Purchaser evidence of the
resignations of each of the directors and officers of WinZip Holdings and each other WinZip Entity designated by the Purchaser to the Seller;

                           (ix) delivered to the Purchaser evidence that the
WinZip Entities, on a consolidated basis, have Net Debt of no more than sixteen million five hundred thousand dollars ($16,500,000); and

                           (x) delivered to the Purchaser all documents
reasonably requested by the Purchaser relating to the existence of the Seller and WinZip Holdings, and the due authorization and consummation of the Transactions and all other actions and proceedings taken at or before the Closing in connection with the performance by the Seller and WinZip Holdings of their obligations under this Agreement, which documents shall be in form and substance reasonably satisfactory to the Purchaser.

                  (b) The Purchaser shall have:

                           (i) delivered the Corel Shares to the Seller in
accordance with Section 2.01(b) by delivering a certificate in negotiable form representing the Corel Shares. Upon the Closing, subject to Section 7.08, all rights, title and interest in and to the Corel Shares shall immediately vest in the Seller;

                           (ii) delivered to the Seller the aggregate number of
Corel Options set forth in Column C on Annex C, in each case upon the terms set forth in Columns D and E on Annex C, by delivering an option certificate, in the form attached as Exhibit A, in the name of each of the WinZip Optionholders to the Seller in accordance with Section 1.02(d);

                           (iii) delivered to the Seller the Registration Rights
Agreement, executed by the Purchaser;

                           (iv) delivered to the Seller all documents reasonably
requested by the Seller relating to the existence of the Purchaser, and the due authorization and consummation of the Transactions and all other actions and proceedings taken at or before the Closing in connection with the performance by the Purchaser of its obligations under this Agreement, which documents shall be in form and substance reasonably satisfactory to the Seller.

                  (c) In addition, the Closing shall be expressly conditioned upon the occurrence of the following events:

                           (i) the IPO shall have been consummated;

                           (ii) no material adverse or prospective adverse
change in the condition (financial or otherwise), results of operation, assets, properties, Business or prospects of any WinZip Entity shall have occurred;

                           (iii) no fire, war, strike, riot, labor dispute,
technical failure or act of God shall have occurred (1) that restrains or prohibits the Company for a period of at least five (5) Business Days from carrying on in any material respect the Business as the Business is being carried on at the date of this Agreement, or (2) has or would reasonably be expected to have a Material Adverse Effect on the Business, assets, financial condition, results of operations or prospects of the Company and/or the Business or which would materially and adversely effect the consummation of the Transactions;

                           (iv) no Laws shall have been enacted that restrain or
prohibit the Company from carrying on the Business as the Business is being carried on at the date of this Agreement; and

                           (v) no proceeding shall be pending by any Person to
restrain or prohibit (1) the consummation of the Transactions, or (2) the Company from carrying on the Business as the Business is being carried on at the date of this Agreement.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  Section 9.01 Indemnification of the Purchaser.

                  (a) The Seller (A) hereby agrees to defend, indemnify, and hold harmless the Purchaser, each WinZip Entity and each of their respective Affiliates, and each of their respective directors, managers, officers, employees, representatives, agents, successors and assigns (individually, and collectively, the "Purchaser Indemnified Parties") against and in respect of any and all Losses caused by or resulting or arising from (i) the breach by WinZip Holdings or the Seller of any of their covenants or agreements hereunder or under any of the Transaction Documents (limited, in the case of WinZip Holdings, to breaches occurring at or before Closing); and (ii) the breach or inaccuracy of any of the representations or warranties made by the Seller herein (including in any Exhibit or Schedule) or in any Transaction Document.

                  (b) The Purchaser Indemnified Parties shall promptly after any of them becomes aware of any circumstance which might reasonably be expected to become the subject matter of a claim to be made by any of them against the Seller under this Agreement (a "Purchaser Claim"), advise the Seller in writing of such circumstance, and shall provide the Seller, from time to time, such information that the Seller shall reasonably request in connection therewith; provided that any delay or failure to so advise the Seller shall not relieve the Seller from any liability except to the extent that the defense of such Purchaser Claim is prejudiced by such delay or failure. The Purchaser shall have exclusive control and discretion in the conduct of the defense of any such matter, however, the Seller shall not be required to make any indemnification hereunder with respect to any amounts paid in settlement except to the extent the Seller have approved the terms thereof, acting reasonably. The Seller shall have the right to employ separate counsel in any action brought in respect of any matter which is or may be the subject of a Purchaser Claim for indemnification hereunder, and shall have the right to participate in the defense thereof, but the fees and expenses related thereto, including fees and expenses of counsel, shall be at the expense of the Seller.

                  (c) Notwithstanding anything to the contrary contained herein, the liability of the Seller to Purchaser Indemnified Parties with respect to claims for indemnification pursuant to Section 9.01(a) is subject to the following:

                  The Seller shall not be liable to Purchaser Indemnified Parties with respect to claims for indemnification pursuant to this Section 9.01:

                           (i) (A) to the extent that the dollar value of the
amounts indemnifiable for such breaches exceeds an aggregate of the product of
(i) ninety-three thousand
two hundred thirty-eight (93,238) multiplied by (ii) the Per Share Consideration (the "General Indemnity Cap"); and

                                (B) unless and until the aggregate amounts
indemnifiable for such breaches exceeds the product of (i) twenty-three thousand two hundred ninety-nine (23,299) multiplied by (ii) the Per Share Consideration (the "Threshold"), at which time all such amounts (including those below the Threshold) shall be indemnifiable (subject to the General Indemnity Cap).

                           (ii) The limitations set forth in Section
9.01(c)(i)(A) above shall not apply with respect to fraud or to claims respecting breaches of the representations and warranties set forth in Section
3.04 (Capitalization; Title to Shares), and Section 3.15 (Tax Matters) (collectively, the "Seller Specified Representations"), provided that, for the purposes of the application of this Section 9.01(c)(i)(B)(ii) only (i.e., not for purposes of the use of the defined term "Seller Specified Representations" elsewhere in this Agreement), the term "Seller Specified Representations" shall not include representations and warranties in Section 3.04 which apply to the Seller Tax Reorganization, which representations and warranties, for the avoidance of doubt, shall be subject to the Threshold and the General Indemnity Cap;

                           (iii) unless such claim is asserted in writing on or
prior to the applicable Survival Expiration Date, if any.

                  (d) Purchaser Claims shall be satisfied first by recourse to the Restricted Property and thereafter by cash payments from Seller to Purchaser. For the avoidance of doubt, in full or partial settlement of any Purchaser Claims, the Seller shall surrender out of the Restricted Property first (i) any cash that forms part of the Restricted Property, and, thereafter,
(ii) a number of Corel Shares equal to a fraction, the numerator of which shall be the remaining aggregate dollar amount payable under such Purchaser Claim and the denominator of which shall be the Per Share Consideration, as set forth in
Section 2.01 (rounding down to the nearest whole share).

                  Section 9.02 Indemnification of the Seller.

                  (a) The Purchaser hereby agrees to defend, indemnify, and hold harmless the Seller and its Affiliates, and each of their respective directors, managers, officers, employees, representatives, agents, successors and assigns (individually, and collectively, the "Seller Indemnified Parties") against and in respect of any and all Losses caused by or resulting or arising from (i) the breach by the Purchaser of any of its covenants or agreements hereunder or under any of the Transaction Documents; and (ii) the breach or inaccuracy of any of the representations or warranties made by the Purchaser herein (including in any Exhibit or Schedule) or in any Transaction Documents.

                  (b) The Seller Indemnified Parties shall promptly after any of them becomes aware of any circumstance which might reasonably be expected to become the subject matter of a claim to be made by any of them against the Purchaser under this Agreement (a "Seller Claim"), advise the Purchaser of such circumstance, and shall afford the Purchaser, from time to time, such information as the Purchaser shall reasonably request in connection therewith;

provided that any delay or failure to so advise the Purchaser shall not relieve the Purchaser from any liability except to the extent that the defense of such Seller Claim is prejudiced by such delay or failure.

                  (c) Notwithstanding anything to the contrary contained herein, the Purchaser shall not be liable to Seller Indemnified Parties with respect to claims for indemnification for breaches of representations and warranties hereunder pursuant to Section 9.02(a):

                           (i) to the extent that the aggregate of all amounts
indemnifiable hereunder exceeds the General Indemnity Cap, except that the foregoing limitations shall not apply with respect to fraud or to claims respecting breaches of the representations and warranties set forth in Section
4.04 Corel Shares, (collectively, the "Purchaser Specified Representations");

                           (ii) unless and until the aggregate amounts
indemnifiable for such breaches exceeds the Threshold, at which time all such amounts (including those below the Threshold) shall be indemnifiable (subject to the General Indemnity Cap); and

                           (iii) unless such claim is asserted in writing on or
prior to the applicable Survival Expiration Date, if any.

                  (d) Seller Claims shall be satisfied exclusively by cash payments from Purchaser to Seller.

                  Section 9.03 Survival of Representations and Warranties. The representations and warranties of the Parties contained herein shall expire on the first anniversary of the Closing Date; notwithstanding any investigation at any time made by or on behalf of any Party, and shall not survive beyond such period, provided that if written notice is properly given under this Article IX with respect to any matter allegedly the subject of this Article IX prior to such period, the obligations under this Article IX shall continue in force and effect indefinitely until the applicable claim is finally resolved and provided further that the Seller Specified Representations and the Purchaser Specified Representations shall survive for the applicable statute of limitations or applicable period of reassessment (for each date, the applicable "Survival Expiration Date").

                  Section 9.04 Additional Indemnification Provisions.

                  (a) Except in the case of fraud, from and after the Closing, the provisions of this Article IX shall be the exclusive basis for the assertion of claims against, or the imposition of liability on, any Party in respect of the Transactions, including any breach or alleged breach of this Agreement in each case other than claims for specific performance.

                  (b) As used herein, "Losses" means any and all losses, claims, assessments, demands, damages, liabilities, diminution in value, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel sustained or incurred by the Purchaser Indemnified Parties (or any of them) or the Seller Indemnified Parties (or any of them), as the case may be, in any action, dispute, claim or proceeding between any of the Purchaser Indemnified Parties, on the one hand, and any of the Seller Indemnified Parties, on the other hand, or involving a third-party claim against any of the Purchaser Indemnified Parties or any of the Seller Indemnified Parties, as the case may be, and other reasonable out of pocket costs and expenses incurred in connection with investigating, preparing or defending any action, suit or proceeding, commenced or threatened, or any claim whatsoever.

                  (c) Any payment by the Purchaser or the Seller under this Agreement, other than the issuance of the Corel Shares, shall be treated for tax purposes as an adjustment to the Consideration.

                  (d) No Purchaser Indemnified Person shall be required to make any claim against any other Person or to take any other action to pursue any claim hereunder against any of the Seller Indemnifying Persons. None of the Seller Indemnifying Persons shall be entitled to any indemnification, right of contribution, right of subrogation or other right of recovery from any WinZip Entity in connection with any claim made by any Purchaser Indemnified Person against the Seller Indemnified Persons (or any of them), hereunder, all of which are expressly waived and released by each of the Seller Indemnified Persons.

                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.01 Expenses. Except as otherwise specifically provided herein, each Party shall pay its own expenses incidental to negotiations, preparation of agreements and the Closing; provided that the Purchaser shall pay reasonable expenses incurred by the Seller in connection with the IPO.

                  Section 10.02 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy, sent by federal Express or other nationally recognized overnight carrier, or sent by registered or certified mail, postage prepaid, as follows:

                  (a)  If to the Seller:

                       Vector CC Holdings IV, SRL
                       c/o Corporate Services Limited
                       Erin Court
                       Bishop's Court Hill
                       St. Michael, Barbados
                       Telecopy No.:  436-7057

                       with a copy to:

                       Vector Capital Corporation
                       456 Montgomery St., 19th Floor
                       San Francisco, CA 94104
                       Attention:  Dewey Chambers
                       Telecopy No.:  (415) 293-5100

                  (b)  If to WinZip Holdings:

                       Cayman Ltd. Holdco
                       c/o Walkers SPV Limited
                       Walker House, Mary Street, P.O. Box 908GT
                       George Town, Grand Cayman
                       Cayman Islands

                       with a copy to the Purchaser at the address set forth in
                       Section 10.02(c).

                  (c)  If to the Purchaser:

                       Corel Corporation
                       1600 Carling Avenue
                       Ottawa, Ontario  K17 8R7
                       Canada
                       Attention:  Christopher DiFrancesco
                       Telecopy No.:  (613) 725-2691

                  Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, telecopied or by overnight courier, and five (5) Business Days after the date of mailing, if mailed by registered or certified mail.

                  Section 10.03 Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules) and the documents referred to herein (including, for greater certainty, the Transaction Documents) contain the entire agreement among the Parties with respect to the Transactions and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the Parties, and no amendment or modification hereof shall be effective unless in writing and signed by the Party against which it is sought to be enforced.

                  Section 10.04 Severability. If one or more of the provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

                  Section 10.05 Successors and Assigns.

                  (a) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.

                  (b) No Party may assign any of its rights, interests or obligations under this Agreement without the written approval of the Seller in the case of the Purchaser, and the Purchaser in the case of the Seller; provided, however, that the Purchaser may assign any and all of its rights and interests hereunder (i) to any Affiliate; (ii) in connection with a sale of all or substantially all of the assets of the Purchaser or any of its corporate parents, or direct or indirect consolidated subsidiaries; or (iii) to any bank or other financial institution which has extended credit to the Purchaser or any of its Affiliates. Any attempted assignment in violation of this Section 10.05(B) shall be null and void.

                  Section 10.06 Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the Parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

                  Section 10.07 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  Section 10.08 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon or upon a Transaction Document delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement or the Transaction Document, as applicable, by such Party.

                  Section 10.09 Effect of Investigations. Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of the Purchaser shall not limit, qualify, modify or amend the representations, warranties and covenants of, and indemnities by, the Seller made or undertaken pursuant to this Agreement and the Transaction Documents, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

                  Section 10.10 Waivers. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such breach in other instances or a waiver of any other breach of any other term, covenant, representation or warranty.

                  Section 10.11 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person (other than Purchaser Indemnified Parties and Seller Indemnified Parties) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  Section 10.12 Construction.

                  (a) Unless the context otherwise requires: (i) "or" is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively; (iv) pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date;
(vi) a reference to a Person includes its successors and permitted assigns;
(vii) the word "including" shall mean "including without limitation"; (viii) except where otherwise expressly provided, all references herein to dollar amounts shall mean United States dollars; (ix) any reference to any federal, state, local or foreign statute or law shall be to such statute or law as amended at the applicable time, and shall be deemed also to refer to all rules and regulations promulgated thereunder at the applicable time; and (x) the inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

                  Section 10.13 Preparation of Document. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall rise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.


                                      * * *

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

                                        COREL CORPORATION:

                                        By
                                             -----------------------------------
                                             Name:
                                             Title:



                                        VECTOR CC HOLDINGS IV, SRL:

                                        By
                                             -----------------------------------
                                             Name:
                                             Title:



                                        CAYMAN LTD. HOLDCO:

                                        By
                                             -----------------------------------
                                             Name:
                                             Title:



                                        For the purposes of Section 1.02 only:

                                        WINZIP COMPUTING LLC:

                                        By
                                             -----------------------------------
                                             Name:
                                             Title:

                                                                         Annex A

                                   Definitions

                  Definitions. Capitalized terms used in this Agreement shall have the following meanings:

         "AFFILIATE" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership, directly or indirectly, of more than 10% of the voting or equity securities or other interests of any such Person and/or by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

         "AGREEMENT" shall mean this Stock Purchase Agreement, including the preamble, recitals and all Annexes, Exhibits and Schedules, and all amendments or restatements, as permitted, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this Stock Purchase Agreement; and unless otherwise indicated, references to "preamble", "recitals", "Article", "Section", "Exhibit" or "Schedule" mean the preamble, recitals or the specified Article, Section, Exhibit or Schedule of this Agreement.

         "BALANCE SHEET" shall mean the unaudited balance sheet of the Company as of February 28, 2006, a true and correct copy of which has been delivered to the Purchaser.

         "BENEFIT PLANS" shall have the meaning set forth in Section 3.20.

         "BUSINESS" shall have the meaning set forth in the recitals.

         "BUSINESS DAY" shall mean a day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "CLOSING" shall have the meaning set forth in Section 8.01.

         "CLOSING DATE" shall have the meaning set forth in Section 8.01.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMPANY" shall mean, collectively, WinZip Computing and WinZip International, and, for the purposes of Article III only, unless the context shall otherwise require, includes all predecessor entities of WinZip Computing and WinZip International.

         "COMPANY CONTRACT" shall mean any Contract of which the Seller is aware to which the Company is a party or, to the Seller's knowledge, by which the Company is bound.

         "COMPANY INFORMATION" shall have the meaning set forth in Section 5.05.

         "COMPANY RETURNS" shall have the meaning set forth in Section 3.15.

         "CONSIDERATION" shall have the meaning set forth in Section 2.01(a).

         "CONTRACTS" shall mean any agreement, contract, subcontract or other legally binding commitment or undertaking, whether written or oral.

         "COREL SHARES" shall have the meaning set forth in Section 2.01(a).

         "DROP DEAD DATE" shall have the meaning set forth in Section 8.01.

         "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section 3.16(b).

         "ENCUMBRANCES" shall mean Lien, pledge, security interest, right of first refusal, preemptive right or community property interest.

         "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign laws, rules and regulations relating to environmental health and safety matters, the pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and safety from environmental hazards, including laws, rules and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
3.05.

         "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time, consistently applied.

         "GENERAL INDEMNITY CAP" shall have the meaning set forth in Section 9.01(c)(i)(A).

         "GOVERNMENTAL AUTHORITY" shall mean the collective reference to any court, tribunal, government, or governmental or administrative agency, authority or instrumentality, federal, state or local, or domestic or foreign, or any arbitrator having competent jurisdiction over the matter or matters in question.

         "GOVERNMENTAL AUTHORIZATION" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

         "HAZARDOUS SUBSTANCES" shall mean any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant", (2) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources and

(3) any "medical waste" as defined in any of the Environmental Laws or the disposition of which is regulated by any law, ordinance or regulation.

         "INTELLECTUAL PROPERTY" shall mean any or all of the following: (i) all Patents; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vi) all databases and data collections and all rights therein throughout the world;
(vii) all computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all web addresses, sites and domain names, and (viii) all documentation related to any of the foregoing.

         "INTERNAL-USE-ONLY IP" shall mean software that is used in the conduct of the Company's business as it is currently conducted, but is not included in the Software Product. Examples of Internal-Use-Only IP include, without limitation, (i) the Company's database system, (ii) the software that the Company uses to track downloads, and (iii) the Company's e-mail management software.

         "IPO" shall mean the initial public offering of approximately - common shares of the Purchaser in the United States and in Canada by the Purchaser and certain shareholders of the Purchaser.

         "KNOWLEDGE" as used with respect to WinZip Holdings and/or the Seller means the actual knowledge of any executive officer of WinZip Holdings and/or the Seller, as appropriate.

         "LAW" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, without limitation, federal securities laws.

         "LEASED REAL PROPERTY" shall have the meaning specified in Section
3.11.

         "LEGAL PROCEEDING" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

         "LOCKUP AGREEMENT" shall mean the Lockup Agreement, in the form attached hereto as Exhibit C.

         "LICENSED INTELLECTUAL PROPERTY" shall mean all Intellectual Property that is licensed or sublicensed to the Company by a third party.

         "LIENS" shall mean all liens, mortgages, charges, security interests, covenants, easements, restrictions, adverse claims or other encumbrances of any kind whatsoever and howsoever arising.

         "LOSSES" shall have the meaning set forth in Section 9.04(b).

         "MATERIAL CONTRACTS" shall have the meaning set forth in Section
3.13(b).

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the businesses, properties, assets, condition (financial or other), results of operations and/or prospects of any WinZip Entity and/or the Business.

         "NET DEBT" shall mean long-term indebtedness of the WinZip Entities, on a consolidated basis, minus cash.

         "ORDINARY COURSE OF BUSINESS" shall mean the ordinary course of business of the Company, consistent with past practice.

         "ORIGINAL STOCK PURCHASE AGREEMENT" shall mean that certain Stock Purchase Agreement dated as of January 18, 2005 pursuant to which Vector WZ Holdings, Ltd., a Cayman Islands corporation acquired all of the issued and outstanding securities of WinZip Computing, Inc., a Connecticut corporation.

         "OWNED INTELLECTUAL PROPERTY" shall mean all Intellectual Property that is owned by any of the WinZip Entities.

         "PARTY" shall mean each of the parties to this Agreement.

         "PATENTS" shall mean all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof.

         "PER SHARE CONSIDERATION" shall have the meaning set forth in Section 2.01(a).

         "PERMITS" shall have the meaning set forth in Section 3.17(b).

         "PERSON" shall mean any individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company or other entity, trust, or trustee, executor, administrator or other legal or personal representative, or Governmental Authority.

         "PURCHASER" shall have the meaning set forth in the preamble.

         "PURCHASER CLAIM" shall have the meaning set forth in Section 9.01(b).

         "PURCHASER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 9.01(a).

         "PURCHASER SPECIFIED REPRESENTATIONS" shall have the meaning set forth in Section 9.02(c)(i).

         "QUALIFIED PLAN" shall have the meaning set forth in Section 3.16(d).

         "REAL PROPERTY" shall have the meaning set forth in Section 3.11.

         "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign: (i) Patents; (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

         "REGISTERED OWNED INTELLECTUAL PROPERTY" shall mean Owned Intellectual Property that is Registered Intellectual Property.

         "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement, in the form attached hereto as Exhibit B.

         "RESTRICTED PROPERTY" shall mean the Restricted Shares, together with all dividends (whether cash, stock or otherwise) or other distributions made or paid in respect of such Restricted Shares after the Closing Date.

         "RESTRICTED SHARES" shall mean ninety-three thousand two hundred thirty-eight (93,238) Corel Shares.

         "SECURITIES ACT" shall have the meaning set forth in Section 4.05(a).

         "SELLER" shall have the meaning set forth in the preamble.

         "SELLER CLAIM" shall have the meaning set forth in Section 9.02(b).

         "SELLER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 9.02(a).

         "SELLER SPECIFIED REPRESENTATIONS" shall have the meaning set forth in
Section 9.01(c)(i).

         "SELLER TAX REORGANIZATION" shall mean any or all structuring steps undertaken by the Seller and/or its Affiliates in respect of the WinZip Entities subsequent to January 18, 2005.

         "SOFTWARE PRODUCT" shall mean the English-language version of the WinZip software product that is delivered by the Company to the customer on a distribution diskette (or the downloadable equivalent thereof) in the form in which it was delivered at any time prior to the date of this Agreement (including any beta versions that were released to the public).

         "SURVIVAL EXPIRATION DATE" shall have the meaning set forth in Section 9.03.

         "TAX RETURNS" shall mean any return, report, document, statement or form required to be filed with respect to any Taxes (including any schedules required to be attached thereto), including information returns, claims for refund, amended returns and declarations of estimated Tax.

         "TAXES" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

         "THRESHOLD" shall have the meaning set forth in Section 9.01(c)(i)(B).

         "TRANSACTION DOCUMENTS" shall mean, collectively, the agreements, instruments, certificates and other documents delivered pursuant hereto or otherwise in connection herewith, including, without limitation, the Registration Rights Agreement and the Lockup Agreement.

         "TRANSACTIONS" shall mean, collectively, the transactions contemplated by this Agreement and the Transaction Documents.

         "TRANSFER" shall mean to directly or indirectly transfer, sell, assign, hypothecate, pledge, encumber, mortgage, charge, grant a security interest in, exchange, gift, bequest or otherwise dispose of or enter into any other arrangement by which possession, legal title, beneficial ownership or the right to receive proceeds or benefits of or from the subject matter passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing, and the words "Transferred", "Transferring" and similar words have corresponding meanings.

         "WFF CREDIT AGREEMENT" shall mean that certain Credit Agreement, dated as of June 29, 2005, by and among WinZip International, as Borrower, WinZip Holdings, as Parent Guarantor, Wells Fargo Foothill, Inc., as Arranger and Administrative Agent, and the Lenders signatory thereto.

         "WFF INDEBTEDNESS" shall mean any indebtedness or other obligation of any WinZip Entity under the WFF Credit Agreement and related documentation.

         "WINZIP COMPUTING" shall have the meaning set forth in the preamble.

         "WINZIP ENTITIES" shall mean, collectively, WinZip Holdings and each direct or indirect subsidiary of WinZip Holdings set forth on Part 3.01 of the Disclosure Schedule, including, without limitation, WinZip Computing and WinZip International.

         "WINZIP HOLDINGS" shall have the meaning set forth in the preamble.

         "WINZIP INTERNATIONAL" shall mean WinZip International, LLC, a Delaware limited liability company.

         "WINZIP OPTION PLAN" shall have the meaning set forth in the recitals.

         "WINZIP OPTIONS" shall have the meaning set forth in the recitals.

         "WINZIP OPTIONHOLDERS" shall have the meaning set forth in the preamble.

         "WINZIP SHARES" shall have the meaning set forth in the preamble.

                                                                         Annex B

                         WinZip Holdings Capitalization

           A                        B                      C                       D                      E

                                                    NO. OF SHARES OF          PERCENTAGE
                             CLASS OF STOCK          STOCK HELD BY            INTEREST IN
                              HELD BY SUCH                SUCH                APPLICABLE             PERCENTAGE
      SHAREHOLDER              SHAREHOLDER            SHAREHOLDER                CLASS                INTEREST
      -----------              -----------            -----------                -----                --------


                                                                         Annex C

                                  Corel Options

           A                        B                      C                       D                      E

                                                                            EXERCISE PRICE         OTHER MATERIAL
         WINZIP                 NUMBER OF              NUMBER OF               OF COREL            TERMS OF COREL
      OPTIONHOLDER           WINZIP OPTIONS          COREL OPTIONS              OPTIONS                OPTIONS
      ------------           --------------          -------------              -------                -------



                                      C-1